Exhibit 4.3

FIRST AMENDMENT OF THE
DIVIDEND REINVESTMENT PLAN
BY
RICH UNCLES REAL ESTATE INVESTMENT TRUST I
(Formerly Nexregen Real Estate Investment Trust I)

This First Amendment of the RichUncles Real Estate Investment Trust I Dividend Reinvestment Plan (this “Amendment”) is made and entered into effective March 27, 2015 (the “Effective Date”), by RichUncles Real Estate Investment Trust I, a real estate investment trust organized under the laws of the State of California (“RichUncles REIT”).

RECITALS

A.           Unless otherwise defined in this Amendment, capitalized terms are used in this Amendment with the meaning assigned to them in the RichUncles Real Estate Investment Trust I Dividend Reinvestment Plan (the “DRP”).

B.           The Board of Trust Managers of RichUncles REIT I believe it in the best interest to change the name of the RichUncles REIT I to RichUncles Real Estate Investment Trust I and have submitted to the shareholders of RichUncles REIT I a proposed Amendment to the Declaration of Trust effective as of March 19, 2015.

C.           Pursuant to Section 11 of the DRP, RichUncles REIT desires to amend the DRP to reflect the change of the name of RichUncles REIT.

NOW, THEREFORE, BE IT RESOLVED:

1.           Name. Each instance where the words “RichUncles Real Estate Investment Trust I” appear in the DRP is hereby deleted in its entirety and replaced with the words “RichUncles Real Estate Investment Trust I.”

2.           Continuity of DRP. As expressly amended by this Amendment, the DRP shall continue in full force and effect in accordance with its terms and is hereby confirmed and ratified in all respects.

3.           Captions. The section headings used in this Amendment are for convenience of reference only and shall not control or affect the meaning or interpretation of the provisions hereof.

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